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                                     FORM N-18F-1





                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549






                   NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                       UNDER THE INVESTMENT COMPANY ACT OF 1940






                       T. ROWE PRICE HEALTH SCIENCES FUND, INC.








































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                               NOTIFICATION OF ELECTION

               The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                      SIGNATURE
          SIGNATURE

               Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of Baltimore and the State of Maryland on the 16th day of January, 1995.


                          T. ROWE PRICE HEALTH SCIENCES FUND, INC.

                          By:/s/James S. Riepe
                          James S. Riepe, Vice President and Director


          Attest:

          /s/Patricia S. Butcher
          Patricia S. Butcher, Assistant Secretary